Exhibit 4.26

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Agreement for Assets Acquisition

by Share Issuance and Cash Payment

August 2016

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Agreement for Assets Acquisition by Share Issuance and Cash Payment

This Agreement is made and entered into in Bao’an District, Shenzhen PRC on August 25, 2016, by and between

Shenzhen Prince New Materials Co., Ltd. (“Party A”), the transferee of 100% equity of FL Mobile Jiutian Technology Co., Ltd, with its registered address at the Prince Industrial Park, the tenth Yousong Industrial Zone, Longhua Street, Bao’an District, Shenzhen, Guangdong Province and legal represented by Wang Jinjun;

And

The following transferors of 100% equity of FL Mobile Jiutian Technology Co., Ltd. (“Party B”), to be specific:

Xinjiang NQ Mobile Venture Capital Investment Co., Ltd. (“Party B1”) with its registered address at Suite 202, the Comprehensive Service Building of Shenzhen-Kashi Technological Innovation Service Center, West Area of Shenzhen Industrial Park set up by Kashi Economic Development Zone, Kashi Prefecture, Xinjiang Uygur Autonomous region, and legally represented by Xu Zemin;

Shi Wenyong (“Party B2”) with the ID No. of 352124197711280513 and the address at Dormitory of the Teaching and Administrative Staff, No. 5 Yiheyuan Road, Haidian District, Beijing; and

Beijing Jinxin Hengrui Investment Center (Limited Partnership) (“Party B3”) with its registered address at A2328 F/23, Building 8, No. 1 Courtyard, East Zhongguancun Road, Haidian District, Beijing, and legally represented by Cao Da.

Xinjiang Yinghe Equity Investment Management Limited Partnership (“Party B4) with its main business address at the Development Mansion, North of Shenzhen-Kashi Ave., Kashi Economic Development Zone, Kashi Prefecture, Xinjiang Uygur Autonomous region and with Mr. Vincent Wenyong Shi as its executive partner;

Nantong Jinxin Haoyue Investment Center (Limited Partnership) (“Party B5”) with its main business address at Suite 2954, Tower 3, Jiangcheng R&D Park, No. 1088, Jiangcheng Road, Sutong Technological Industrial Park, Nantong and legally represented by Cao Da;

Nantong Jinxin Huatong Equity Investment Center (Limited Partnership) (“Party B6”) with its main business address at Suite 2713, Tower 3, Jiangcheng R&D Park, No. 1088, Jiangcheng Road, Sutong Technological Industrial Park, Nantong and legally represented by Xue Jialin; and

Tibet Zhuohua Capital Management Co., Ltd (“Party B7”) with its address at Dagze Industrial Park, Lhasa, Tibet and legally represented by Xue Jialin.

Whereas,

(1) Party A is a company listed on Shenzhen Stock Exchange (Stock No.002735) and has, as of the execution of the Agreement; issued 80 million shares in total with the par value of RMB 1.00 each share;

Agreement for Assets Acquisition by Share Issuance and Cash Payment

(2) FL Mobile Jiutian Technology Co., Ltd is a limited company incorporated on May 8, 2009 holding the business license issued by Beijing Administration for Industry and Commerce, Dongcheng Branch (Unified Social Credit No.: 911101016892275709) and with its registered capital of RMB 13.5 million. The members of Party B are the shareholders of FL Mobile Jiutian Technology Co., Ltd, holding 100% equity of FL Mobile Jiutian Technology Co., Ltd, and their capital contributions to and shareholdings in FL Mobile Jiutian Technology Co., Ltd are as follows:

S/N	Name of shareholders	Capital Contribution (RMB 10000)	Shareholding Percentage (%)
1	Party B1	875.745	64.87
2	Party B2	297.000	22.00
3	Party B3	177.255	13.13
4	Party B4	162.000	12.00
5	Party B5	47.655	3.53
6	Party B6	40.500	3.00
7	Party B7	13.500	1.00

Total		1350.000	100.00

(3) In order to increase the quality of its assets, its core competition and profitability, Party A intends to acquire 100% equity of FL Mobile Jiutian Technology Co., Ltd by means of share issuance and cash payment. In order to enhance the restructuring performance of equity acquisition by share issuance and cash payment, Party A will raise the supporting funds by issuing shares to Wang Jinjun, Nantong Jinxin Haoyun Investment Center (LLP), Nantong Jinxin Haohui Investment Center (LLP), Nantong Jinxin Haoze Investment Center (LLP), Jiaxing Shuan’an Investment Partnership (LLP), Beijing Taixingyihao Investment Center (LLP), Suzhou Baoyuezishan Investment Partnership (LLP) and Shenzhen Zhonghengtai Holdings Group Co., Ltd. The total amount to be raised will not exceed RMB 2,667,000,000, not in excess of 100% of the total purchase price of the assets proposed to be acquired.

(4) The asset acquisition by share issuance and cash payment and the raising of supporting funds by the share issuance are conditioned on each other in term of their effectiveness and implementation. If either of them cannot be implemented due to failure to be approved by the securities regulatory authority, then, neither of them will be implemented.

(5) Party B agrees to transfer 100% equity of FL Mobile Jiutian Technology Co., Ltd held by it and Party A agrees to accept the transfer of the relevant equity as per the terms and conditions hereof.

Therefore, The two parties, pursuant to the Company Law of the People’s Republic of China, the Securities Law of the People’s Republic of China, the Administrative Measures for the Issuance of Securities by Listed Companies, the Measures for Administration of Material Assets Reorganization of Listed Companies (2014) and other relevant laws and regulations, and after friendly negotiation, reached and agreed to be bound by the following terms and conditions:

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Article 1 Definition and Interpretation

1.1 For purpose of the Agreement, unless otherwise indicated in the context, the following terms shall have the meanings given to them:

Transaction/Reorganization	Means	Party A will raise the supporting funds by issuing shares to Wang Jinjun, Nantong Jinxin Haoyun Investment Center (LLP), Nantong Jinxin Haohui Investment Center (LLP), Nantong Jinxin Haoze Investment Center (LLP), Jiaxing Shuan’an Investment Partnership (LLP), Beijing Taixingyihao Investment Center (LLP), Suzhou Baoyuezishan Investment Partnership (LLP) and Shenzhen Zhonghengtai Holdings Group Co., Ltd.

Share Issuance	Means	the issuance of ordinary A shares (RMB) to Party B2, Party B3, Party B4, Party B5, Party B6, Party B7, Wang Jinjun, Jinxin Haoyun, Jinxin Haohui, Jinxin Haoze, Shun’an Investment, Taixingyihao, Baoyuezishan, Zhonghengtai Holdings.

Target Assets	Means	the 100% equity of FL Mobile Jiutian Technology Co., Ltd which is held by Party B and to be purchased by Party A in the Transaction

Assets Acquisition by Share Issuance and Cash Payment	Means	the proposed acquisition of 100% equity of FL Mobile Jiutian Technology Co., Ltd held by Party B which is to be carried out by Party A by means of share issuance and cash payment

Raising of Supporting Funds by Share Issuance	Means	That, In order to enhance the restructuring performance of equity acquisition by share issuance and cash payment, Party A will raise the supporting funds by issuing shares to Wang Jinjun, Nantong Jinxin Haoyun Investment Center (LLP), Nantong Jinxin Haohui Investment Center (LLP), Nantong Jinxin Haoze Investment Center (LLP), Jiaxing Shuan’an Investment Partnership (LLP), Beijing Taixingyihao Investment Center (LLP), Suzhou Baoyuezishan Investment Partnership (LLP) and Shenzhen Zhonghengtai Holdings Group Co., Ltd. The total amount to be raised will not exceed RMB 2,667,000,000, not in excess of 100% of the total purchase price of the assets proposed to be acquired. The supporting funds raised therefrom will be used to pay for the cash consideration for purchase of the equity of FL Mobile Jiutian Technology Co., Ltd and the issuance cost and expenses and supplement the working capital.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Prince Materials, Company or Party A	Means	Shenzhen Prince New Materials Co., Ltd.

Target Company or FL Mobile Jiutian Technology Co., Ltd	Means	Beijing FL Mobile Jiutian Technology Co., Ltd Inc

Xinjiang NQ	Means	Xinjiang NQ Mobile Venture Capital Investment Co., Ltd.

Jinxin hengrui	Means	Beijing Jinxin Hengrui Investment Center (Limited Partnership)

Xinjiang Yinghe	Means	Xinjiang Yinghe Equity Investment Management Limited Partnership

Jinxin Haoyue	Means	Nantong Jinxin Haoyue Investment Center (Limited Partnership)

Jinxin Huatong	Means	Nantong Jinxin Huatong Equity Investment Center (Limited Partnership)

Tibet Zhuohua	Means	Tibet Zhuohua Capital Management Co., Ltd.

Jinxin Haoyun	Means	Nantong Jinxin Haoyun Investment Center (LLP)

Jinxin Haohui	Means	Nantong Jinxin Haohui Investment Center (LLP)

Jinxin Haoze	Means	Nantong Jinxin Haoze Investment Center (LLP)

Shun’an Investment	Means	Jiaxing Shun’an Investment Partnership (LLP)

Taixingyihao	Means	Beijing Taixingyihao Investment Center (LLP),

Baoyuezishan	Means	Suzhou Baoyuezishan Investment Partnership (LLP)

Zhonghengtai Holdings	Means	Shenzhen Zhonghengtai Holdings Group Co., Ltd.

Subscribers for Raised Supporting Funds	Means	Wang Jinjun, Xinjiang Yinghe, Jinxin Haoyun, Jinxin Haohui, Jinxin Haoze, Shun’an Investment, Taixingyihao, Baoyuezishan, Zhonghengtai Holdings

China Tongcheng	Means	China Tongcheng Assets Appraisal Co., Ltd

Agreement	Means	this Agreement for Assets Acquisition by Share Issuance and Cash Payment executed between Party A and Party B and any of its copies and schedules

Pricing Base Day	Means	the day on which the first board resolution of Party A on the transaction is announced

Appraisal Base Day	Means	December 313, 2015

Assets Appraisal Report	Means	The Value Appraisal report of FL Mobile Jiutian Technology Co., Ltd issued by China Tongcheng with December 31, 2015 as the base day and the schedules thereto

Precondition	Means	The prerequisites that must be met for purpose of the Transaction mentioned in article 10 hereof

Closing Date	Means	the day when the formality for change is completed at the administration for industry and commerce after Party B transfers the Target Assets to Party A and Subject

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Business Day	Means	Any day other than (i) Saturdays and Sundays; (ii) Public holidays in China; or (iii)the days on which the Chinese banks are entitled or required by the Chinese laws to stop business. A business day must also be the trading day of Shenzhen Stock Exchange

Transitional Period	Means	The period between the Appraisal Base Day to the Closing Date (including).

CSRC	Means	China Securities Regulatory Commission

CSDC Shenzhen Branch	Means	China Securities Depository and Clearing Corporation Limited, Shenzhen Branch

China	Means	the People’s Republic of China, and for purpose of the Agreement, excluding HK SAR, Macao SAR and Taiwan

Laws	Means	the current effective laws, regulation, rules and other normative documents which are generally and legally binding in China, as amended, revised, supplemented, interpreted or re-enacted from time to time

Taxes	Means	any and all taxes payable, including without limitation any VAT, income tax, business tax, stamp tax, deed tax or any other applicable tax levied, assess or charged, or any other fees imposed by the relevant governmental authorities

RMB/¥	Means	The lawful currency of China

1.2 The headings used in the Agreement is for convenience only and may not affect the interpretation of any provision hereof.

Article 2 Evaluation of Target Assets

2.1 According to the Assets Appraisal Report (CTPBZ [2016] No. 61) issued by China Tongcheng, as of the Evaluation Base Day, the value of 100% equity of FL Mobile Jiutian Technology Co., Ltd is RMB 5,004,474,100. With reference to the assets appraisal, the two parties, after negotiation, decided that the price of the Target Assets in the Transaction will be RMB 5,000,000,000.

2.2 Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 will make commitment on the business performance of FL Mobile Jiutian Technology Co., Ltd for 2016, 2017 and 2018. Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 will conduct separate negotiation with the listed company to determine the specific performance of FL Mobile Jiutian Technology Co., Ltd and the relevant compensation, and sign an agreement for performance commitment and compensation.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Article 3 Arrangement for Party B to Receive Considerations in the Transaction

Party B intends to transfer 100% equity of FL Mobile Jiutian Technology Co., Ltd. Party A will purchase 45.34% equity held by Party B1 by cash payment, and purchase 22% equity held by Party B2, 13.13% held by Party B3, 12% held by Party B4, 3.53% held by Party B5, 3% held by Party B6 and 1% held by Party B7 by share issuance; the arrangement for Party B to receive consideration is as follows:

Name	Equity of FL Mobile Jiutian Technology Co., Ltd to be Transferred		Consideration (RMB 10000)
	Capital Contribution (RMB 10000)	Shareholding Percentage (%)	Total Consideration	Consideration in form of Shares	Cash Consideration
Xinjiang NQ	612.090	45.34	226,700.00	—	226,700.00
Shi Wenyong	297.00	22.00	110,000.00	110,000.00	—
Jinxin Hengrui	177.255	13.13	65,650.00	65,650.00	—
Xinjiang Yinghe	162.000	12.00	60,000.00	60,000.00
Jinxin Haoyue	47.655	3.53	17,650.00	17,650.00
Jinxin Huatong	40.500	3.00	15,000.00	15,000.00
Tibet Zhuohua	13.500	1.00	5,000.00	5,000.00

Article 4 Share Issuance in the Transaction

4.1 Subject to the satisfaction of all the Preconditions set out in article 10 hereof, Party A agrees to acquire 100% equity of FL Mobile Jiutian Technology Co., Ltd held by Party B by means of share issuance and cash payment to Party B and raise supporting fund by issuing shares to Wang Jinjun, Jinxin Haoyun, Jinxin Haohui, Jinxin Haoze, Shun’an Investment, Taixingyihao, Baoyuezishan, and Zhonghengtai Holdings, to be specific:

4.1.1	Type of Shares: Ordinary A shares (RMB)

4.1.2	Par Value per share: RMB 1.00

4.1.3	Method for Issuance: Private placement to targeted subscribers

4.1.4	Target Subscribers:

(1)	Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 with respect to assets acquisition by share issuance;

(2)	Wang Jinjun, Jinxin Haoyun, Jinxin Haohui, Jinxin Haoze, Shun’an Investment, Taixingyihao, Baoyuezishan and Zhonghengtai Holdings with respect to raising of supporting funds by share issuance.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

4.1.5	Issuance Price:

(1)	The issuance price for shares issued for purpose of assets acquisition will be RMB 33.37/share, which is 90% of the average trading price of the Company share 20 trading days before the Pricing Base Day (the day on which the board resolution of the sixth conference of the third session of Board of Party A is announced).

On May 16, 2016, after the approval of the annual shareholders’ meeting of the listed company for 2015, the company distributes RMB 0.82 (inclusive of tax) to all the shareholders for every 10 shares held by them based on the current total share capital of 80,000,000. So, the issuance price for the shares to be issued for assets acquisition is adjusted as RMB 33.29 per share and the final price shall be subject to the approval of the board and the shareholders’ meeting of the company.

(2)	The issuance price of the shares to be issued for fund raising shall be 90% of the average stock price of the company on the 20th day (the day when the resolution of the sixth meeting of the third session of the board of Prince Materials is announced) preceding the Pricing Base Day, i.e. RMB 33.37 per share.

On May 16, 2016, after the approval of the annual shareholders’ meeting of the listed company for 2015, the company distributes RMB 0.82 (inclusive of tax) to all the shareholders for every 10 shares held by them based on the current total share capital of 80,000,000. So, the issuance price for the shares to be issued for fund raising is adjusted as RMB 33.29 per share and the final price shall be subject to the approval of the board and the shareholders’ meeting of the company.

(3)	During the period between the Pricing Base Day to the Day of Issuance, in case of such ex dividend and ex right events to Party A like dividend distribution, stock dividend or conversion of capital reserve into stock capital, the issuance price shall be adjusted according to the following formula (the result of calculation shall be rounded to RMB 0.01).

The formula for issuance price adjustment is as follows:

In case of dividend distribution or conversion of capital reserve into stock capital: P1=P0/(1+n);

In case of stock allotment: P1=(P0+AxK)/(1+k);

In case of concurrence of the said two items: P1=(P0+AxK)/(1+n+k)

In case of distribution of cash dividend: P1=P-D;

In case of concurrence of the said two items: P1=(P0-D+AxK)/(1+n+k).

Of which, PO refers to the effective issuance price before the adjustment, “n” refers to the rate of dividend distribution or conversion of capital reserve into stock capital, “k” refers to the rate of stock allotment, “A” refers to the price of stock allotment, “D” refers to the distribution of cash dividend for each share, and P1 refers to the effective issuance price after the adjustment.

(4) The two parties agree that, in case of occurrence of any event set out in article 4.2 hereof that triggers the price adjustment and the making of corresponding resolution by the board of Party A, the issuance price of the shares to be issued for assets acquisition shall be adjusted accordingly.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

4.1.6	Number of Shares to be issued:

(1)	Number of shares to be issued to Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7:

The following formula shall be used to calculate the number of shares to be issued to Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7: Number of shares = the transfer price of the equity of FL Mobile Jiutian Technology Co., Ltd held by Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 and to be purchased by Prince Materials by new share issuance divided by the Issuance Price. The number derived from the said formula shall be rounded to single digit. If any share issued is less than 1 share, Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 agree to exempt Party A from paying the consideration of such share.

According to the appraised value of 100% equity of FL Mobile Jiutian Technology Co., Ltd, the parties hereto determine after negotiation that, the transfer price of 54.66% equity of FL Mobile Jiutian Technology Co., Ltd shall be RMB 2,733,000,000, and that the numbers of shares to be issued to Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 in the Transaction shall be 33,042,955, 19,720,636, 18,023,430, 5,301,982, 4,505,857 and 1,501,952 respectively.

(2)	Number of shares to issued to the subscribers for purpose of fund raising:

The total amount of supporting funds to be raised in the Transaction shall be no more than RMB 2,667,000,000 or 100% of the total price of the asset acquisition transaction. If the issuance price is RMB 33.29 per share, the total number of the shares to be issued to Wang Jinjun, Jinxin Haoyun, Jinxin Haohui, Jinxin Haoze, Shun’an Investment, Taixingyihao, Baoyuezishan, and Zhonghengtai Holdings shall be no more than 80,114,145.

(3)	The final number of issuance shall be subject to the approval of CSRC. During the period between the Pricing Base Day to the Day of Issuance, in case of such ex dividend and ex right events to Party A like dividend distribution, stock dividend or conversion of capital reserve into stock capital, the issuance price shall be adjusted accordingly. If the amount of the raised supporting funds approved by CSRC does not reach RMB 2,667,000,000, the numbers of shares subscribed by the subscribers for the supporting funds shall be reduced on a pro rata basis.

4.1.7	Place of Listing: Shenzhen Stock Exchange.

4.2 Plan for Adjustment of Issuance Price

In order to handle any potential adverse effect of the fall in the price of the Company’s shares due to fluctuation in the overall capital market on the Transaction, the two parties agree with the following plan for the issuance price with respect to the assets acquisition by share issuance:

4.2.1	Target of the Plan for Adjustment of Issuance Price

The adjustment is intended for the issuance price of the shares to be issued for assets acquisition. The price of the target assets will not be adjusted.

4.2.2	Condition for the Plan for Adjustment of Issuance Price to Take Effect

The meeting of members of Party A approves such plan.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

4.2.3	Price Adjustment Period

The period between the day when the resolution of the meeting of members approving the Transaction is announced and the day when CSRC approves the Transaction.

4.2.4	Event Triggering the Price Adjustment

Upon the satisfaction of the following two requirements, the two parties agree to adjust the issuance price of the shares to be issued for assets acquisition after the corresponding approval of Party A’s board resolution is obtained:

4.2.4.1	During the price adjustment period, the fall of SZSE COMPONENT INDEX (399001), in relation to the period of 30 successive trading days prior to any trading day, of at least 20 trading days exceeds 20% of the REF (10,379.65) of trading day (April 1, 2016) preceding the first suspension of trading of shares of Prince Materials.

4.2.4.2	During the price adjustment period, after resumption of trading of shares of Prince Material (002735 SZ), in relation to the period of 30 successive trading days prior to any trading day, the fall of the trading price of at least 20 trading days exceeds 20% of the closing price (RMB 41.27/share) of trading day (April 1, 2016) preceding the first suspension of trading of shares of Prince Materials.

4.2.5	Base Day for Price Adjustment

During the price adjustment period, the base day for price adjustment shall be any trading day on which the triggering condition set out in article 4.2.4 is satisfied.

4.2.6	Adjustment of Issuance Price

When the base day for price adjustment occurs, Party A may, within 7 business days after such base day, hold a board meeting to decide whether to adjust the issuance price of the shares to be issued for the Assets Acquisition as per the plan for price adjustment.

If the board of Party A decides to adjust the issuance price, the issuance price in the Transaction shall be adjusted and equal to 90% of the average trading price of shares of the Company during the 20 trading days before the base day for price adjustment (excluding).

If the board of Party A decides not to adjust the issuance price, the two parties agree that no subsequent adjustment will be made for the issuance price of the shares to be issued for Assets Acquisition.

During the period between the Pricing Base Day to the Day of Issuance, in case of such ex dividend and ex right events to Party A like dividend distribution, stock dividend or conversion of capital reserve into stock capital, the issuance price shall be adjusted accordingly.

4.2.7	Adjustment of Number of the Shares to be issued

After the adjustment of the shares to be issued for Assets Acquisition, the price of the target assets will remain unchanged. Therefore, the post-adjustment number of shares to be issued = (the transfer price of the equity of FL Mobile Jiutian Technology Co., Ltd held by Party B and to be purchased by Prince Materials by new share issuance) divided by the post-adjustment issuance price.

The final number of issuance shall be subject to the approval of CSRC. During the period between the Pricing Base Day to the Day of Issuance, in case of such ex dividend and ex right events to Party A like dividend distribution, stock dividend or conversion of capital reserve into stock capital, the issuance price shall be adjusted accordingly.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

4.3 Subject to the satisfaction of all the Preconditions set out in article 10 hereof, Party B agrees to subscribe for the share issued by Prince Materials in the manner prescribed herein.

Article 5 Cash Payment in the Transaction

5.1 In the Transaction, Party A will purchase 45.34% equity of FL Mobile Jiutian Technology Co., Ltd held by Party B1 by means of cash payment. Based on the evaluation of 100% equity of FL Mobile Jiutian Technology Co., Ltd, the price of the 45.34% equity of FL Mobile Jiutian Technology Co., Ltd shall be RMB 2,267,000,000 for which Party A shall make the cash payment of RMB 2,267,000,000.

5.2 As for the cash payment to be made by Party A to purchase 45.34% equity of FL Mobile Jiutian Technology Co., Ltd held by Party B1, the cash will come from the supporting funds to be raised. The cash payment to Party B1 will be made in two tranches:

5.2.1	Party A will, within 10 business days after the supporting funds is raised, pay 95% of the cash consideration (which is RMB 2,153,650,000) to Party B1;

5.2.2	As for the remaining 5% of the cash consideration (which is RMB 113,350,000), Party A will, within 10 business days after the supporting funds is raised, deposit the said balance into the bank account opened in the name of Party A and jointly supervised by Party A and Party B1. Party A and Party B1 agree to release the principal of the money in the jointly supervised account to Party B1 within 10 business days upon the expiration of the one-year period after the closing. If before the said release, Party B breaches any of the representations or warranties set out in article 11 hereof or fails to fulfill the obligation for compensation or indemnification, Party A may deduct the corresponding amount from the said account.

Article 6 Transitional Period

6.1 Party B shall ensure that no material adverse change will happen to the Target Assets during the Transitional Period.

6.2 The two parties agree after negotiation that, during the transitional period between the Base Evaluation Day and the Closing Date, the proceeds generated by FL Mobile Jiutian Technology Co., Ltd shall belong to Party A. Party B shall, within 3 business days after it knows or ought to any loss or reduction of net assets during the transitional period, notify Party A who shall, within 15 days after receiving the notification, entrusts an audit agency to produce a special audit report. If the reduction of the net assets is confirmed in the special audit report, Party B shall make up the same within 10 business days as of the day when the audit report is issued, and the amount of the compensation payable by the members of Party B shall be calculated based on their shareholding percentage before the day of delivery.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

6.3 During the transitional period, unless otherwise agreed by Party A, Party B may not create any third-party right over the target assets like mortgage or pledge and shall, by exercising its shareholder’s right, ensure that, during the transitional period, the Target Company will not carry out any asset disposition that is irrelevant to its normal operation, or make any outbound security or incur any material debt.

6.4 The two parties agree to take any action and execute any document or transfer necessary for performance of the provisions of the Agreement.

Article 7 Completion of the Transaction

7.1 The two parties that the Transaction shall be completed within 12 months after the Agreement takes effect (or at any other later day agreed upon by the two parties in writing), in which event, all the following matters shall be completed:

7.1.1	Closing of the Target Assets (see article 7.2 hereof for details);

7.1.2	Party A has issued new shares to Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 as per the requirements herein which have been registered in the name of Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 by CSDC Shenzhen Branch.

7.1.3	Party A has paid the first tranche of cash consideration hereunder to Party B1; and

7.1.4	Party A has completed the assets verification in relation to the Transaction as well as the formalities for changes at the administration for industry and commerce.

7.2 Party B shall, within 60 days (or at a later date otherwise agreed upon by the two parties in writing) after CSRC approves the Share Issuance, properly handle the formalities for closing of the Target Assets as per the relevant laws and regulations, including without limitation:

7.2.1	Amend the articles of association of FL Mobile Jiutian Technology Co., Ltd and register the equity of FL Mobile Jiutian Technology Co., Ltd held by Party A in the amended AOA;

7.2.2	Conduct the formalities for registration of changes of shareholders and shareholdings of the Target Asset at the administration for industry and commerce;

7.2.3	Take any lawful measures to show that Party A has owned 100% equity of FL Mobile Jiutian Technology Co., Ltd.

7.3 After the closing formality for transfer of the equity of FL Mobile Jiutian Technology Co., Ltd is completed, Party A shall entrust an accounting firm qualified for securities business to verify the 54.66% equity of FL Mobile Jiutian Technology Co., Ltd held by Party B2 and Party B3 and Party B4 and Party B5 and Party B6 and Party B7 and used to subscribe for the shares issued by Party A, and to produce an assets verification report thereof.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

7.4 After the consummation of the raising of supporting funds, Party A shall entrust an accounting firm qualified for securities business to conduct asset verification and produce an assets verification report thereof.

Article 8 Arrangement for Accumulated but Undistributed Profits

8.1 After completion of the Share Issuance, The accumulated but undistributed profits of Party A will be jointly shared by all the original and new shareholders based on their shareholding percentage.

8.2 The accumulated but undistributed profits of FL Mobile Jiutian Technology Co., Ltd before the Base Evaluation Day shall be part of its value, may not be distributed before the Closing Date and shall be owned by Party A after the Closing.

Article 9 Personnel and Labor Relationship

9.1 The Transaction will not affect the employment contract between FL Mobile Jiutian Technology Co., Ltd and its employees and the original employment contract shall continue to be effective and complied with.

Article 10 Precondition for the Agreement to Take Effect

The Agreement shall be formed as of its executive and take effect on the day when all the following Preconditions are satisfied (that is, the day when the last Precondition is met), and shall be void ab initio if any of the following Precondition is not satisfied.

10.1 The board of Party A adopts a resolution approving the specific plan for the Transaction, which makes it clear that, the asset acquisition by share issuance and cash payment and the raising of supporting funds by the share issuance are conditioned on each other in term of their effectiveness and implementation.

10.2 The meeting of members of Party A adopts a resolution approving the matters related to the Transaction.

10.3 The plan for the Transaction is approved by CSRC.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Article 11 Representation and Warranties

11.1 Party A makes the following representations and warranties on the day when the Agreement is executed:

11.1.1 Party A is company limited by shares lawfully incorporated and validly existing under the Chinese laws and has the right to carry out the business within the scope of its business license and its operation does not violate the provision of relevant laws or regulations;

11.1.2 Except for the procedures set out in article 10 hereof, Party A has obtains all the internal approval and authorization necessary for execution of the Agreement; the execution of the Agreement will not lead to its violation of any law, regulation, or any provision of its AOA or other internal policies; during the period between the day when the Agreement takes effect and the day when the Transaction is completed, Party A continues to have all the requisite rights and authorization to fully perform its various obligations under the Agreement;

11.1.3 All the documents, data and information provided by Party B to other parties hereto and the intermediaries involved in the Transaction in relation to the assets acquisition by share issuance and cash payment are true, accurate and valid without any false or misleading statement or material omission;

11.1.4 Party A will actively prepare and sign all necessary documents related to the Share Issuance hereunder, conduct the formality for examination and approval of the Share Issuance at the relevant approval authority, and provide assistance in any other procedure for examination and application regarding other parties hereto;

11.1.5 The controlling shareholder or actual controller does not seriously impair its interest which has not been eliminated;

11.1.6 Party A does not provide any outbound security in violation of the relevant provisions which has not been discharge;

11.1.7 None of the existing directors or senior management of Party A has received any administrative punishment from CSRC in the latest 36 months, or was publicly criticized by the stock exchange in the latest 12 months;

11.1.8 Neither Party A nor any of the existing directors or senior management of Party A has been or is being investigated by the judicial authority for any crime or by CSRC for suspected violation of relevant laws or regulations;

11.1.9 All the existing or potential significant action or arbitration initiated by or against Party A have been disclosed;

11.1.10 all the announcement made by Party A at Shenzhen Stock Exchange are true, accurate and complete in all material aspects;

11.1.11 Party A has complied and will comply with all relevant laws and regulation and has not suffered any charge may produce any material adverse effect on it; there is such event, incident or occurrence which, in its reasonable judgment, may cause it to suffer any significant punishment by the relevant governmental authority;

11.1.12 Party A has always complied with all the commitments it had made to the relevant governmental authority;

Agreement for Assets Acquisition by Share Issuance and Cash Payment

11.1.13 Party A undertakes not to take any act that will violate any commitment set out in this article 11, or affect the effect of the Agreement;

11.1.14 Party A covenants that, all the representations, statements and warranties set out in section 11.1.1 through to 11.1.14 are true, accurate and complete as of the day when the Agreement is executed and becomes effective and the Closing Date (except for the representation, statement or warranty that is expressly related to a specific date) in all the material aspects, as if such representations, statements and warranties are made on the day when the Agreement is executed and becomes effective and the Closing Date.

11.2 As of the execution of the Agreement, both all the member of Party B and FL Mobile Jiutian Technology Co., Ltd (including all their affiliates stated in the consolidated statements like their subsidiaries and branches) hereby jointly and severally make the following representations and warranties:

11.2.1 Party B has all the rights and authorization necessary for the execution and performance of the Agreement and for its full performance of its various obligations hereunder during the period between the day when the Agreement takes effect and the day when the Transaction is completed;

11.2.2 As of the execution of the Agreement, the board of the controller of Party B1-NQ Mobile Inc., a listed company in USA has adopted a resolution, approving Party B1 to sell 45.34% equity of FL Mobile Jiutian Technology Co., Ltd held by Party B1 in consideration of cash payment at the price prescribed herein, and the controller has conducted the corresponding procedure for information disclosure and obtained all the approvals and consents required by the local laws and regulations of the place where it is listed and the rules of New York Stock Exchange. Furthermore, the mere shareholder of Party B1-Beijing Never Quit Technology Co., Ltd has passed a resolution as per its AOA and the applicable laws, approving Party B1 to sell 45.34% equity of FL Mobile Jiutian Technology Co., Ltd held by Party B1 in consideration of cash payment at the price prescribed herein;

11.2.3 All the documents, data and information provided by Party B to other parties hereto and the intermediaries involved in the Transaction in relation to the assets acquisition by share issuance and cash payment are true, accurate and valid without any false or misleading statement or material omission;

11.2.4 Party B has the lawful ownership of the Target Assets, and as of the execution of the Agreement, the title of the Target Assets is quite clear without any entrusted shareholding or trust, or any mortgage, pledge, attachment or any other restriction thereon, or any title dispute or controversy related thereto; meanwhile, the said warranty will remain effective until the Closing Date and Party A will, as of the Closing Date, have all the rights that it is supposed to have as the owner of the Target Assets;

11.2.5 The Target Company is a lawfully established and validly existing limited liability company and its registered capital has been fully paid up. None of the member of Party B has breached the obligations or duties they are suppose to assume like false capital or withdrawal of capital contribution. There is no event which will or may lead to the dissolution, liquidation or bankruptcy of the target company;

11.2.6 During the period after the execution of the Agreement till the Closing Date, without the written consent of Party A, FL Mobile Jiutian Technology Co., Ltd may not increase its capital or transfer its equity;

Agreement for Assets Acquisition by Share Issuance and Cash Payment

11.2.7 All the actions or arbitrations involving Party B and the Target Company have been disclosed to Party A; there are no potential actions or arbitrations against or by Party B or the Target Company;

11.2.8 The financial statements of the Target Company are prepared according to the relevant laws and accounting principles and complete and accurate, and truly and fairly reflect the financial situation, business results, assets status and cash flow of the Target Company during the periods covered in them. Except for the debts indicated in the financial statements and those disclosed to Party A in writing, there are no off-book assets, or any other existing or potential debts owed by the Target Company;

11.2.9 The Target Company has submitted all its tax returns required by the tax authorities and as per the law which are complete and correct in all material aspects. The Target Company has lawfully paid all the taxes due and payable by it as required by the tax authorities (regardless of whether they are indicated in the tax returns) or lawfully withdrawn the proper reserves in its financial statements as required by the tax authorities;

11.2.10 All the tax preference, governmental support and financial subsidy (if any) granted to the Target Company are lawful and valid. None of the said preferential treatments are avoided or terminated, nor has the Target Company been required to make up any tax or return any governmental support or financial subsidy, or to bear any legal risk as a result thereof;

11.2.11 Party B and the Target Company have complied with the relevant administration laws and regulations related to their industry and have not suffered any charge that may produce any material adverse impact on them. There is no such event, incident or occurrence which, in their reasonable judgment, may cause Party B and/or the Target Company to suffer any significant punishment by the relevant governmental authority;

11.2.12 Party B undertakes that, prior to the Transaction, no directors, supervisors, senior officers or core technicians of Party B and FL Mobile Jiutian Technology Co., Ltd (see the appendix hereto for the detailed name list) have neither engaged in any business that is identical or similar to or competes with the business of FL Mobile Jiutian Technology Co., Ltd (including by means of investment, cooperation, contracting, lease and entrusted operation), nor taken any job or post at the business that is identical or similar to or competes with FL Mobile Jiutian Technology Co., Ltd. Within three years after Transaction is completed (as for those persons who continue to hold the equity of FL Mobile Jiutian Technology Co., Ltd or the posts as directors, supervisors or senior officers, the period shall cover the period when they take the equity or hold such posts and two years after they no long take the equity or hold such posts), the directors supervisors or senior officers of FL Mobile Jiutian Technology Co., Ltd may not directly or indirectly engage in any business in China that is identical or similar to or competes with the business of FL Mobile Jiutian Technology Co., Ltd or take any post or job or have any interest in any business that is identical or similar to or competes with FL Mobile Jiutian Technology Co., Ltd. If any of the persons takes any moonlight at any other entity, the prior approval of the shareholders or board of FL Mobile Jiutian Technology Co., Ltd shall be obtained. Meanwhile, Party B will try its best to ensure the stability of the core technicians and core technical teams and procure them to try to comply with the said provisions on noncompetition;

11.2.13 Party B undertakes that, before the completion of the Transaction, the existing directors, supervisors, senior officers and core technician will remain stable and unchanged and will not voluntarily quit their job from FL Mobile Jiutian Technology Co., Ltd within three years after the Transaction is completed;

Agreement for Assets Acquisition by Share Issuance and Cash Payment

11.2.14 Party B undertakes that, after the completion of the Transaction, Party B will bear all the liability for payment, compensation or indemnification incurred or suffered by FL Mobile Jiutian Technology Co., Ltd due to any warranty, action or arbitration that existed before the completion of the Transaction or due to the violation by FL Mobile Jiutian Technology Co., Ltd of any law, regulation or normative documents on environmental protection, taxation, product quality, personal injury, intellectual property, labor and social security; if the said amount has been disbursed by FL Mobile Jiutian Technology Co., Ltd, Party B will reimburse the same after the disbursement or within 10 business days after the notification from Party A. Party B undertakes to unconditionally bear all the other or contingent debt or loss incurred by FL Mobile Jiutian Technology Co., Ltd during its operation. If the said loss occurs before Party A pays the second tranche of the transfer price hereunder to Party B1 and Party B1 fails to pay the full amount of such loss, Party A is entitled to require the direct deduction of the corresponding amount from the transfer price payable to Party B1 deposited in the foregoing jointly supervised account, to which Party B shall render due cooperation.

11.2.15 The Target Company has properly obtained and held all the qualifications and licenses required for carrying out of its business, or is conducting the formalities for renewing the relevant qualification. There is no current or potential legal procedure that may lead to the cancellation, termination or revision of any of its qualification or licenses. As for those qualifications for the formality for renewal or extension is conducted, their renewal or extension will be obtained on schedule without any obstacle after the Transaction is completed;

11.2.16 All the assets of FL Mobile Jiutian Technology Co., Ltd are lawfully obtained and truly owned and their ownership are clear. The assets are in sound and operable conditions and sufficient to meet the demand of FL Mobile Jiutian Technology Co., Ltd to carry out its business. There is no mortgage, pledge lien or otherwise over such assets and the is no action, arbitration or any other judicial or administrative proceeding, pending, potential or otherwise, that may cause such assets to be attached, frozen, appropriated or restricted in their transfer by any judicial or administrative authority;

11.2.17 Party B undertakes that there is no current or potential dispute regarding the trademark, intellectual property right and patent of FL Mobile Jiutian Technology Co., Ltd and the subsidiaries of FL Mobile Jiutian Technology Co., Ltd, and that, except for the action between FL Mobile Jiutian Technology Co., Ltd and Tencent Technology (Shenzhen) Company Limited and Shenzhen Tencent Computer System Co., Ltd, FL Mobile Jiutian Technology Co., Ltd has not infringed upon or been suspected of infringing upon the intellectual property of any other person;

11.2.18 Party B will finish the formalities of conveyance of the Target Assets within 60 days after the Share Issuance is approved by CSRC;

11.2.19 Party B has always complied with the commitments it made to the relevant governmental authorities;

11.2.20 Party B undertakes that, during the period between the execution of the Agreement and completion of the Transaction, any new outbound investment or any capital increase or decrease, merger, division or transfer of equity of any of the existing subsidiaries of FL Mobile Jiutian Technology Co., Ltd which is made by FL Mobile Jiutian Technology Co., Ltd shall be subject to the written consent of Party A;

Agreement for Assets Acquisition by Share Issuance and Cash Payment

11.2.21 Party B undertake not to take any act which may breaches any of the representations or warranty herein or affect the effect of the Agreement;

11.2.22 After the completion of the Transaction, Party B undertakes that it and will procure the directors, supervisors, senior officers and core technicians or the affiliates of the said personnel to conduct sales, purchase and other transactions with FL Mobile Jiutian Technology Co., Ltd as per the annual budget plan and obtain the approval of the meeting of board or members of FL Mobile Jiutian Technology Co., Ltd as per the relevant management policies of Party A for its subsidiaries (in case of deliberation of the said transactions by such meeting, the challenge system shall be implemented), so as to ensure that the prices of such transaction are reasonable and at an arm’s length and that the transaction will not injure the lawful interest of FL Mobile Jiutian Technology Co., Ltd and its shareholders;

11.2.23 Party B will render active cooperation in the formalities for examination and filing of the relevant matters with CSRC and Shenzhen Stock Exchange and assist Party A to perform the statutory obligation for information disclosure;

11.2.24 Party B covenants that, all the representations, statements and warranties set out in section 11.1.1 through to 11.2.24 are true, accurate and complete as of the day when the Agreement is executed and becomes effective and the Closing Date (except for the representation, statement or warranty that is expressly related to a specific date) in all the material aspects, as if such representations, statements and warranties are made on the day when the Agreement is executed and becomes effective and the Closing Date.

Article 12 Lock-up Period

12.1 The shares of Party A subscribed and obtained by Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 with their assets may not be transferred with 36 months of their issuance; thereafter, the unlocking of the corresponding shares shall be subject to the relevant provisions of CSRC and Shenzhen Stock Exchange.

12.2 If any person of Party B acts as the director, supervisor or senior officer of Party A, then, such person shall, while complying with the provision on share lock-up as set out in article 12.1 hereof, comply with the relevant provisions of the laws and regulations on the lock-up of the shares held by directors, supervisors and senior officers.

12.3 After the Transaction is completed, the new share obtained due to stock dividend or increase of stock capital by Prince Materials may not be transferred with 36 months of their issuance; thereafter, the unlocking of the corresponding shares shall be subject to the relevant provisions of CSRC and Shenzhen Stock Exchange.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Article 13 Taxation

13.1 The two parties agree that, all the taxes payable in connection with the Transaction (including without limitation the transfer of the Target Assets), including without limitation the personal income tax to be assumed by the transferor of the relevant equities, shall be respectively borne by the parties hereto and the Target Company as per the relevant laws and regulations.

Article 14 Exclusivity

14.1 The agreement is exclusive in that neither party hereto may directly or indirectly contact, discuss with, request or solicit to offer or make any material contact with any party or person in relation to the Share Issuance, the proposed Transaction or any similar transaction, or any matter intended to enter into the same or similar transactions (and the two parties agrees to procure their respective affiliate not to take any of the foregoing activities).

14.2 Neither party hereto may assign, delegate or otherwise transfer any or all of its rights or obligations hereunder to any third party.

Article 15 Information Disclosure and Confidentiality

15.1 The parties hereto shall perform their obligations for information disclosure related to the Agreement as per the relevant provisions of CSRC and Shenzhen Stock Exchange.

15.2 Unless otherwise required by the laws, regulations or normative documents or by CSRC or Shenzhen Stock Exchange, without the prior written consent of the other party (which consent may not be unreasonably withheld or delayed), neither party may disclose the Agreement, or any transaction, arrangement or any other incidental matters provided for or referenced herein, or the information of the other party.

15.3 The preceding provision is inapplicable to the disclosure to the professionals engaged for purpose of the Transaction hereunder (provided that such professionals bear the same confidentiality obligations) or to any information that has falls into the public domain (unless due to the breach by either party of the confidentiality obligations set out in this article 15).

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Article 16 Force Majeure

16.1 The force majeure event mentioned herein refers to ay event which occurs after the execution of the Agreement, and cannot be reasonably controlled, expected or overcome if it is expected by the affected party and which objectively renders the performance of part or all of the Agreement impossible or impracticable, including without limitation flood, fire, drought, typhoon, earthquake and other natural disasters, traffic accident, strike, commotion, riot, war, act or omission of the government, or hacker attack.

16.2 The party who alleges to be affected by the force majeure event shall notify in writing the other party of the occurrence of the force majeure event in a possibly short time. The party who claims that the force majeure event has objectively rendered its performance of part or all of the Agreement impossible or impracticable shall make its best endeavors to eliminate or mitigate the effect of such force majeure event.

16.3 Failure of either party to perform part or all of its obligations hereunder due to the force majeure event set out in article 16.1 hereof shall not constitute a breach hereof and the performance of such obligation shall cease during the continuance of the force majeure event, and be resumed immediately after the termination or elimination of the force majeure event or its effect. If the force majeure event and its effect lasts for 30 days or more and causes either party to lose its ability to perform the Agreement, then, either party has the right to terminate the Agreement.

Article 17 Liability for Breach

17.1 After the execution of the Agreement and except for any force majeure event, if Party B fails to perform any of its obligation or warranties hereunder or any of its representations or warranties hereunder is untrue or seriously incorrect, then, Party A has the option to: a) file an action with the judicial authority requiring Party B to make compensation for any loss thus suffered by Party A; or b) require Party B to bear the liability for breach by paying liquidated damages which is equal to 1% of the total purchase price hereunder.

17.2 After the execution of the Agreement and except for any force majeure event, if Party A fails to perform any of its obligation or warranties hereunder or any of its representations or warranties hereunder is untrue or seriously incorrect, then, Party B has the option to: a) file an action with the judicial authority requiring Party A to make compensation for any loss thus suffered by Party B; or b) require Party A to bear the liability for breach by paying liquidated damages which is equal to 1% of the total purchase price hereunder.

17.3 If any of the representations or warranties made by Party B hereunder about the Target Company is untrue or seriously incorrect, or there is any undisclosed defect in the Target Company, then, the refusal of Party A to perform the Agreement shall not constitute the breach of the Agreement.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Article 18 Effectiveness, Change, termination or rescission of the Agreement

18.1 Effectiveness

The Agreement shall be formed as of its execution and effective upon the satisfaction of all the Preconditions set out in article 10.

If the Agreement cannot take effect or be performed because any of the Preconditions set out in article 10 is not met, then, neither party may pursue the legal responsibility of the other party, unless such failure to meet the Precondition is attributable to the breach of the Agreement by either party or both parties.

18.2 Effective Period

The effective period shall commence on the day when all of Preconditions set out in article 10 are met until all the matters related to the Transaction are completed.

18.3 Change of the Agreement

No change may be made to the Agreement unless it is consented and signed by the two parties in writing.

18.4 Termination

The Agreement shall be terminated under any of the following circumstances:

18.4.1 Termination of the Agreement through mutual agreement between the two parties;

18.4.2 The transaction fails to be approved by the meetings of the board or members of Party A or by CSRC, in which event, the Agreement shall be terminated on the day when the meetings of the board or members of Party A or CSRC refuses to approves the Transaction;

18.4.3 In case of any force majeure event, either party may terminate the Agreement as per article 16.3 hereof;

18.4.4 The Agreement is substituted for by a new agreement separately signed between the two parties regarding the Transaction (the substitution shall be expressly specified in the new agreement); or

18.4.5 The Agreement has been lawfully, completely and properly performed by the two parties.

18.5 Rescission

18.5.1 During the transitional period, if Party A becomes aware of any undisclosed matter or significant foreseeable risk or any unlawful act of Party B, the Target Company and/or their respective affiliates, which may cause the Target Company to be unable to carry on its normal operation, or the normal operation of the Target Company to lead to significant economic loss to Party A or the Target Company, or failure of the Transaction to be approved by CSRC, then, Party A may unilaterally rescind the Agreement.

18.5.2 If the Agreement fails to take effect within 12 months after its execution, then, unless otherwise agreed between the two parties, either party may unilaterally terminate the Agreement.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Article 19 Applicable Laws and Dispute Settlement

19.1 The execution and performance of the Agreement shall be governed by and interpreted according to the Chinese laws.

19.2 Any dispute, controversy or claim arising from or in connection with the Agreement shall be firstly settled by the two parties through amicable negotiation. If the dispute cannot be settled through amicable negotiation within 30 days after it occurred, then, either party may file an action with competent people’s court.

19.3 If any provision hereof is terminated or declared null and void as per the relevant laws or the Agreement, the other provisions hereof shall remain unaffected.

Article 20 Notice and Service

20.1 All the notices or requests required to be sent or served hereunder shall be made in writing and sent to the addresses of the relevant parties indicated below by means of prepaid express service, fax, email or personal delivery:

20.1.1	If sent to Party A: Prince Industrial Park, the tenth Yousong Industrial Zone, Longhua Street, Bao’an District, Shenzhen.

Zip code: 518109

Attention: Luo Zhongfang

Fax: 0755-81713366

Tel: 13502885685

Email: Stock@szwzxc.com

20.1.2	If sent to Party B1: Building 4, No. 11 Courtyard, East Hepongli Street, Dongcheng District, Beijing.

Zip code: 100013

Attention: Shi Wenyong

Fax: 010-85655518

Tel: 010-85655555

Email: Vincent@nq.com

20.1.3	If sent to Party B2: Building 4, Courtyard 11, East Hepongli Street, Dongcheng District, Beijing.

Zip code: 100013

Attention: Shi Wenyong

Fax: 010-85655518

Tel: 010-85655555

Email: Vincent@nq.com

Agreement for Assets Acquisition by Share Issuance and Cash Payment

20.1.4	If sent to Party B3: F/23, Tower A, Science & Technology Mansion of TUS Park, Haidian District, Beijing.

Zip code: 100084

Attention: Lan Shijia

Fax: 010-82158875

Tel: 010-82158875

Email: lanshiji@skcapital.cn

20.1.5	If sent to Party B4: Building 4, No. 11 Courtyard, East Hepongli Street, Dongcheng District, Beijing.

Zip code: 100013

Attention: Shi Wenyong

Fax: 010-85655518

Tel: 010-85655555

Email: Vincent@nq.com

20.1.6	If sent to Party B5: F/23, Tower A, Science & Technology Mansion of TUS Park, Haidian District, Beijing.

Zip code: 100084

Attention: Lan Shijia

Fax: 010-82158875

Tel: 010-82158875

Email: lanshiji@skcapital.cn

20.1.7	If sent to Party B6: Room 2402, Jinronghui, No.33 Gongnong Road, Chongchuan District, Nantong City, Jiangsu Province

Zip code: 226011

Attention: Xu Xiaohong

Fax: 0513-81105057

Tel: 0513-81105057

Email: xuxh@skcapital.cn

20.1.8	If sent to Party B7: F/23, Tower A, Science & Technology Mansion of TUS Park, Haidian District, Beijing.

Zip code: 100084

Attention: Lan Shijia

Fax: 010-82158875

Tel: 010-82158875

Email: lanshiji@skcapital.cn

20.2 All the notices or requests required to be sent or served hereunder shall be deemed to be received by the person to which they are sent or served, (1) if sent by prepaid express service, four days after they are delivered; (2) if sent by personal delivery, upon their receipt by such person; (3) if sent by fax, upon the completion of their transmission recorded by the fax; or (4) if sent by email, upon their completion of their sending as recorded in the computer of the sender.

20.3 The provisions of the preceding two sections will not exclude any other communication means permitted by the law.

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Article 21 Text and Other Matters

21.1 The Agreement shall be executed in Chinese in twelve originals with each party hereto holding one of them and remaining ones submitted to the relevant competent authority, all of which shall have the same legal force and effect.

21.2 Any revision or supplement hereto shall be subject to the mutual consent of the two parties who shall sign a written amendment or supplemental agreement, and shall be an integral part of the Agreement which shall have the same legal force and effect as the Agreement. In case of conflict between the Agreement or any of its revision or supplement, the latter shall prevail.

(No Text Below)

Agreement for Assets Acquisition by Share Issuance and Cash Payment

(No Text in this Page and for signature of the Agreement for Assets Acquisition by Share Issuance and Cash Payment)

Party A (Seal): Shenzhen Prince New Materials Co., Ltd.

Legal/Authorized Representative (Signature): Wang Jinjun

By:	/s/ Wang Jinjun

Date: August 25, 2016

Agreement for Assets Acquisition by Share Issuance and Cash Payment

(No Text in this Page and for signature of the Agreement for Assets Acquisition by Share Issuance and Cash Payment)

Party B1 (Seal): Xinjiang NQ Mobile Venture Capital Investment Co., Ltd.

Legal/Authorized Representative (Signature): Xu Zemin

By:	/s/ Xu Zemin

Date: August 25, 2016

Agreement for Assets Acquisition by Share Issuance and Cash Payment

(No Text in this Page and for signature of the Agreement for Assets Acquisition by Share Issuance and Cash Payment)

Party B2:

Shi Wenyong (Signature): Shi Wenyong

By:	/s/ Mr. Vincent Wenyong Shi

Date: August 25, 2016

Agreement for Assets Acquisition by Share Issuance and Cash Payment

(No Text in this Page and for signature of the Agreement for Assets Acquisition by Share Issuance and Cash Payment)

Party B3 (Seal): Beijing Jinxin Hengrui Investment Center (Limited Partnership)

Delegates/Authorized Representative of the Executive Partner (Signature): Cao Da

By:	/s/ Cao Da

Date: August 25, 2016

Agreement for Assets Acquisition by Share Issuance and Cash Payment

(No Text in this Page and for signature of the Agreement for Assets Acquisition by Share Issuance and Cash Payment)

Party B4 (Seal): Xinjiang Yinghe Equity Investment Management Limited Partnership

Delegates/Authorized Representative of the Executive Partner (Signature): Shi Wenyong

By:	/s/ Vincent Wenyong Shi
Name:	Vincent Wenyong Shi

Date: August 25, 2016

Agreement for Assets Acquisition by Share Issuance and Cash Payment

(No Text in this Page and for signature of the Agreement for Assets Acquisition by Share Issuance and Cash Payment)

Party B5 (Seal): Nantong Jinxin Haoyue Investment Center (Limited Partnership)

Delegates/Authorized Representative of the Executive Partner (Signature): Cao Da

By:	/s/ Cao Da

Date: August 25, 2016

Agreement for Assets Acquisition by Share Issuance and Cash Payment

(No Text in this Page and for signature of the Agreement for Assets Acquisition by Share Issuance and Cash Payment)

Party B6 (Seal): Nantong Jinxin Huatong Equity Investment Center (Limited Partnership)

Delegates/Authorized Representative of the Executive Partner (Signature): Xue Jialin

By:	/s/ Xue Jialin

Date: August 25, 2016

Agreement for Assets Acquisition by Share Issuance and Cash Payment

(No Text in this Page and for signature of the Agreement for Assets Acquisition by Share Issuance and Cash Payment)

Party B7 (Seal): Tibet Zhuohua Capital Management Co., Ltd

Legal/Authorized Representative (Signature): Xue Jialin

By:	/s/ Xue Jialin

Date: August 25, 2016

Agreement for Assets Acquisition by Share Issuance and Cash Payment

Appendix:

Name List of the Directors, Supervisors, Senior Officers and Core Technicians of Beijing FL Mobile Jiutian Technology Co., Ltd Inc

Name	Title
Shi Wenyong	Board Chairman and General Manager
Yang Xiao	Director
Xu Zeming	Director
Wu Jiang	Supervisor
Li Yan	Architect
Liu Yuanqi	Data Business Director
Zhang Fengzhen	Senior R&D Engineer
Zhang Lei	Executive Producer
Yu Xi	Technical Expert